Exhibit 10.17
REGAL BELOIT CORPORATION
SHAREHOLDER VALUE ADDED (SVA)
EXECUTIVE OFFICERS INCENTIVE COMPENSATION PLAN
ARTICLE I
Statement of Purpose
1.1
The purpose of the REGAL BELOIT CORPORATION Shareholder Value Added (SVA) Executive Officers Incentive Compensation Plan (the “Plan”) is to provide a system of incentive compensation, which will promote the maximization of shareholder value over the long term. In order to align executive management incentives with shareholder interests, incentive compensation will reward the creation of value. This Plan will tie incentive compensation to Shareholder Value Added (“SVA”) and, thereby, reward executive management for creating value and penalize management for diminishing value.

1.2
SVA is the performance measure of value creation. SVA reflects the benefits and costs of capital employment. Executive officers create value when they employ capital in an endeavor that generates a return that exceeds the cost of the capital employed. By imputing the cost of capital upon the operating profits generated by the Company, SVA measures the total value created by executive management.

SVA = (Net Operating Profit After Tax - Capital Charge)
1.3
Each Participant has a prescribed target bonus. The bonus earned in any one year is the result of multiplying the Actual Bonus Percentage times the Participant’s Target Bonus Value. Bonuses earned in any one Fiscal Year up to the Target Bonus Value will be fully paid out shortly after the end of that Fiscal Year but in no event later than March 15 of the year following that Fiscal Year. Bonuses earned above the Target Bonus Value are deferred and paid out as described in Article IV below.

ARTICLE II
Definition of SVA and the Components of SVA
Unless the context provides a different meaning, the following terms shall have the following meanings.
2.1	“Participant” is defined as a REGAL BELOIT employee who serves as a Corporate Officer of the Company and is so designated by the Committee.
2.2
“Capital” is defined as the net investment employed in the operations of the Company, without giving effect to acquisitions of other companies or businesses until the first anniversary thereof. The components of Capital are as follows:

Accounts Receivable—at Gross Value
Plus:	FIFO Inventory — Net of E&O Reserves
Plus:	Other Current Assets
Plus:	Net Property, Plant & Equipment
Plus:	Goodwill
Plus:	Other assets
Plus (Less):	Special Items (one-time) (1)
Less:	Noninterest Bearing Current and Long-term Liabilities
Equals:	Capital

(1)	Established within the first ninety (90) days of the Company’s Fiscal Year.

2.3
Each component of Capital will be measured by computing a thirteen fiscal month average beginning with the last fiscal month of the prior Fiscal Year and the twelve fiscal months of the current Fiscal Year.

2.4	“Cost of Capital” is defined as the weighted average of the after tax cost of debt and equity.

The Cost of Capital will be fixed for the year and reviewed annually, to determine if an adjustment shall be considered. Any such adjustments will be made only if the fixed rate in use does not represent the reasonable long-term Cost of Capital for the Company and must be established for each Plan year within the first ninety (90) days of the Company’s Fiscal Year.

The methodology for the calculation of the Cost of Capital will be as reflected in Exhibit A.

Short-term debt is to be treated as long term for purposes of computing the cost of capital.
2.5	“Capital Charge” is defined as the opportunity cost of employing Capital in the Company. The Capital Charge is computed as follows:
Capital Charge = Capital x Cost of Capital
2.6	“Fiscal Year” or “Plan Year” shall correspond with the fiscal year utilized by the Company for financial reporting purposes.

2.7	“Net Operating Profit After Tax” or “NOPAT”

“NOPAT” is defined as the after tax earnings attributable to the capital employed by the Company for the year in question, and shall exclude the first year impact of acquisitions. The components of NOPAT are as follows:

Income from Operations
Plus:	Increase (Decrease) in Bad Debt and Warranty Reserves
Less:	Other Expense (excluding interest)
Plus:	Other Income
Plus (Less):	Approved Special Adjustments (1)
Equals:	Net Operating Profit Before Tax
Less:	Taxes (2)
Equals:	Net Operating Profit After Tax

(1)
Adjustments to NOPAT for special items, if any, shall be established within the first ninety (90) days of the Company’s Fiscal Year by the Committee. A few examples are: gains and losses on sales of land and buildings, gains and losses on sales of businesses.

(2)
The Corporate tax rate will vary as a percent of Net Operating Profit Before Tax on the actual effective book tax rate of the Company. Adjustments for specific non-book tax items may be considered on a case by case basis and established within the first ninety (90) days of the Company’s Fiscal Year.

2.8	“Shareholder Value Added” or “SVA” is defined as the NOPAT that remains after subtracting the Capital Charge from NOPAT. SVA may be positive or negative.
ARTICLE III
Other Definitions and Computations
3.1	“Actual SVA” is defined as the SVA as calculated for the Company for the Fiscal Year in question.
3.2	“Target SVA” is defined as the level of SVA that is required in order for a Participant to receive the Target Bonus Value.

The Target SVA is set at the average of the sum of the prior Fiscal Year’s Target and Actual SVA plus an improvement factor. The Target SVA is revised according to the following formula:

(Prior Year’s + Prior Year’s)
Target SVA =	(Actual SVA Target SVA)	+ Expected improvement in SVA
2

“Expected Improvement in SVA” is defined as the improvement in SVA established by the Committee within the first ninety (90) days of the Company’s fiscal year. It may be in the form of a specified dollar amount or a percentage of the prior year’s actual SVA. The improvement factor may be changed annually, as determined by the Committee within the first ninety (90) days of the Company’s Fiscal Year.

3.3	“Target Bonus Value” is defined as the “Target Bonus Percentage” times a Participant’s Base Pay.
3.4	“Target Bonus Percentage” is determined for each Participant by the Committee within the first ninety (90) days of the Company’s Fiscal Year.
3.5
“Actual Bonus Value” is defined as the bonus earned by a Participant and is computed as the Actual Bonus Percentage times a Participant’s Target Bonus Value. A portion of the Actual Bonus Value may be placed in the Participant’s Deferred Account. See Article IV Deferred Account.

3.6	“Actual Bonus Percentage” is determined by multiplying the Target Bonus Percentage by the Bonus Performance Value.
3.7	“Bonus Performance Value” is defined as the difference between the Actual SVA and the Target SVA divided by the Leverage Factor, plus 1.0.

[SVA - Target SVA] + 1
Bonus Performance Value =	[Leverage Factor]

3.8	“Leverage Factor” is the negative (positive) deviation from Target SVA necessary before a zero (two times Target) bonus is earned.
3.9	“Base Pay” is defined as the annual salary of a Participant as of the date specified by the Committee within the first ninety (90) days of the Company’s fiscal year.
3.10	“Maximum Bonus” is defined as 200% of Target Bonus Value. A Participant cannot earn an Actual Bonus Value in any year more than twice his/her Target Bonus Value.
3.11	“Minimum Bonus” means zero bonus. A Participant may earn an Actual Bonus Value of zero (-0-), but the Actual Bonus Value cannot be negative.
ARTICLE IV
Description of Deferred Accounts
4.1
Establishment of a Deferred Account. To serve as an incentive for Participants to remain employed by the Company, amounts above the Target Bonus Value shall be credited to the Plan Participant’s deferred account (“Deferred Account”).

4.2	“Deferred Account” is defined as, with respect to each Participant, an unfunded account to which amounts are credited, or debited (paid out), under the Plan.
4.3
Payment: Subject to the conditions in Article V, any amounts earned above the Target Bonus Value are paid in three equal amounts after the end of each of the three Fiscal Years following the year in which such deferred amount was earned; thus, the first payment is made in the second year following the Fiscal Year in which the deferred amount was earned, the second payment is made in the third year following the Fiscal Year in which the deferred amount was earned, and the third payment is made in the fourth year following the Fiscal Year in which the deferred amount was earned.

4.4	No interest will be earned or paid on amounts in the Participant’s Deferred Account.
ARTICLE V
Plan Participation and Terminations
5.1
Eligibility. The Compensation and Human Resources Committee of the Board of Directors (the “Committee”) will have sole discretion in determining who shall participate in the Plan. Employees designated for Plan participation by the Committee shall be members of executive management. In order for a Participant to receive or be credited with his or her Actual Bonus Value for a Plan Year, the Participant must have (i) remained employed by the Company or an affiliate through the last day of such Plan Year, (ii) retired from the Company within the meaning of Section 5.2 during the Plan Year, (iii) suffered a disability as defined in the Company’s long-term disability plan during the Plan Year, or (iv) died during the Plan Year. A Participant whose employment is terminated involuntarily without Cause after June 30 of any Fiscal Year will be entitled to a prorata Actual Bonus Value for the Fiscal Year in which his/her employment so ends, payable as soon as practical after the end of that Fiscal Year but in no event later than March 15 of the year following that Fiscal Year; provided that if such prorata amount exceeds the Target Bonus Value, such excess shall be credited to the Participant’s Deferred Account and paid in accordance with Section 5.4. In all other cases of termination of employment prior to the last day of the Fiscal Year, a Participant shall not be entitled to any Actual Bonus Value for such Plan Year. In the case of items (ii), (iii) and (iv), the Actual Bonus Value will be prorated for the portion of the Fiscal Year worked and will be paid as soon as practical after the end of that Fiscal Year but in no event later than March 15 of the year following that Fiscal Year; provided that if such prorata amount exceeds the Target Bonus Value, such excess shall be credited to the Participant’s Deferred Account and paid in accordance with Section 5.2, 4.3 or 5.5, as applicable.

5.2
Retirement. A Participant who retires from the Company in accordance with Company retirement programs shall be eligible to receive the balance of his/her Deferred Account. Such payment shall be made on the first day of the seventh (7th) month immediately following the month in which his or her Separation from Service occurs.

5.3
Disability. A Participant who suffers a disability, while in the Company’s employ, (as defined in Section 5.10) shall receive the balance of his/her Deferred Account. Such payment shall be made as soon as practical, but not more than 90 days, after the date the Participant has suffered a Disability.

5.4
Involuntary Termination Without Cause. A Participant who is terminated without Cause shall receive the balance in his/her Deferred Account. Such payment shall be made on the first day of the seventh (7th) month immediately following the month in which his or her Separation from Service occurs.

5.5
Death. In the case of a Participant who dies, such Participant’s estate shall receive the balance in his/her Deferred Account. Such payment shall be made as soon as practical, but not more than 90 days, after the Participant’s death.

5.6
Voluntary Termination. In the event that a Participant voluntarily terminates employment with the Company, the right of the Participant to the balance in, and any payments from, his/her Deferred Account shall be forfeited.

5.7	Termination for Cause. In the event of termination of employment for Cause, the right of the Participant to his/her Deferred Account shall be declared forfeited. “Cause” shall mean:
(1)	any act or acts of the Participant constituting a felony under the laws of the United States, any state thereof or any foreign jurisdiction;

(2)
any material breach by the Participant of any employment agreement with the Company or the policies of the Company or the willful and persistent (after written notice to the Participant) failure or refusal of the Participant to comply with any lawful directives of the Board;

(3)	a course of conduct amounting to gross negligence or willful misconduct; or

(4)	any misappropriation of property of the Company by the Participant or any misappropriation of a corporate or business opportunity of the Company by the Participant.

5.8
Breach of Agreement. Notwithstanding any other provision of the Plan or any other agreement, in the event that a Participant shall breach any noncompetition agreement with the Company or breach any agreement with respect to the postemployment conduct of such Participant, any remaining payment otherwise due to the Participant hereunder shall be forfeited.

5.9
No Guarantee. Other than as provided in this Plan document, (i) participation in the Plan provides no guarantee that a payment under the Plan will be paid; (ii) selection as a Participant is no guarantee that payments under the Plan will be paid; or, (iii) that selection as a Participant will be made in the subsequent Fiscal Year.

5.10	Definitions. For purposes of the payment provisions, the following definitions apply:
i. “Affiliate” means each entity that is required to be aggregated with the Company pursuant to Code Section 414(b) or (c); provided that for purposes of determining if a Participant has incurred a Separation from Service, the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.
ii. “Code” means the Internal Revenue Code of 1986, as amended.
iii. “Disability” means either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.
iv. “Separation from Service” means a Participant’s termination of employment from the Company and all Affiliates within the meaning of Code Section 409A, including the following rules:
(1) If a Participant takes a leave of absence from the Company or an Affiliate for purposes of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to the Participant’s medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of six months or more, and such impairment causes the Participant to be unable to perform the duties of his position with the Company or an Affiliate or a substantially similar position of employment, then the leave period may be extended for up to a total of 29 months.

(2) A Participant shall be presumed to incur a Separation from Service when the level of bona fide services provided by the Participant to the Company and its Affiliates permanently decreases to a level of twenty percent (20%) or less of the level of services rendered by such individual, on average, during the immediately preceding 36 months.
(3) A Participant shall be presumed to not incur a Separation from Service when the level of bona fide services provided by the Participant to the Company and its Affiliates continues at a rate that is at least fifty percent (50%) of the level of services rendered by such individual, on average, during the immediately preceding 36 months.
ARTICLE VI
General Provisions
6.1
Withholding of Taxes. The Company shall have the right to withhold the amount of taxes, which in the determination of the Company, is required to be withheld under available law with respect to any amount due or paid under the Plan.

6.2	Expenses. All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.
6.3
No Prior Right or Offer. Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan.

6.4
Claims for Benefits. In the event a Participant desires to make a claim with respect to any of the benefits provided hereunder, the Participant shall submit evidence satisfactory to the Committee of facts establishing his entitlement to a payment under the Plan. Any claim with respect to any of the benefits provided under the Plan shall be made in writing within ninety (90) days of the event which the Participant asserts entitles him to benefits. Failure by the Participant to submit his claim within such ninety (90) day period shall bar the Participant from any subsequent claim for benefits under the Plan.

6.5
Denial of Claim. In the event that a claim which is made by a Participant is wholly or partially denied, the Participant will receive from the Committee a written explanation of the reason for denial and the Participant or his/her duly authorized representative may appeal the denial of the claim to the Committee at any time within ninety (90) days after the receipt by the Participant of written notice from the Committee of the denial of the claim; provided that to avoid penalties under Code Section 409A, the Participant’s appeal must be filed no later than 180 days after the latest date the payment that is in dispute could have been timely paid pursuant to Code Section 409A. In connection therewith, the Participant or his/her duly authorized representative may request a review of the denied claim; may review pertinent documents; and may submit issues and comments in writing. Upon receipt of an appeal, the Committee shall make a decision with respect to the appeal and, not later than sixty (60) days after receipt of a request for review, shall furnish the Participant with a decision on review in writing, including the specific reasons for the decision as well as specific reference to the pertinent provisions of the Plan upon which the decision is based. In reaching its decision, the Committee shall have complete discretionary authority to determine all questions arising in the interpretation and administration of the Plan, and to construe the terms of the Plan, including any doubtful or disputed terms, and the eligibility of a Participant for benefits.

6.6
Action Taken in Good Faith; Indemnification. The Committee may employ attorneys, consultants, accountants or other advisors and the Company’s directors and officers shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested parties. No member of the Committee, nor any officer, director, employee or representative of the Company, or any of its affiliates acting on behalf of or in conjunction with the Committee, shall be personally liable for any action, determination, or interpretation, whether of commission or omission, taken or made with respect to the Plan, except in circumstances involving actual bad faith or willful misconduct. In addition to such other rights of indemnification as they may have as members of the Board, as members of the Committee or as officers or employees of the Company, all members of the Committee and any officer, employee or representative of the Company or any of its subsidiaries acting on their behalf shall be fully indemnified and protected by the Company with respect to any such action, determination or interpretation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred, in connection with the defense of any civil or criminal action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the establishment and administration of the Plan or an award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding. Expenses (including attorney’s fees) incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company if such person claiming indemnification is entitled to be indemnified as provided in this Section.

6.7
Rights Personal to Participant. Any rights provided to a Participant under the Plan shall be personal to such Participant, shall not be transferable (except by will or pursuant to the laws of descent or distribution), and shall be exercisable, during his/her lifetime, only by such Participant.

6.8
Distribution of Deferred Accounts Upon Termination of the Plan. Upon termination of the Plan, to the extent permitted by and in accordance with Code Section 409A, the Committee may provide that the Deferred Account of each Participant shall be distributed as soon as practicable.

ARTICLE VII
Limitation
7.1
No Continued Employment. Nothing contained herein shall provide any Participant with any right to continued employment or in any way abridge the rights of the Company and its Participants to determine the terms and conditions of employment and whether to terminate employment of any Participant.

7.2
No Vested Rights. Except as otherwise provided herein, no Participant or other person shall have any claim of right (legal, equitable, or otherwise) to any award, allocation, or distribution or any right, title, or vested interest in any amounts in his/her Deferred Account and no Officer of the Company or any other person shall have any authority to make representations or agreements to the contrary. No interest conferred herein to a Participant shall be assignable or subject to claim by a Participant’s creditors. The right of the Participant to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company and the Participant shall have no rights in or against any specific assets of the Company as the result of participation hereunder.

7.3
Not Part of Other Benefits. The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company to its employees. The Company assumes no obligation to Plan Participants except as specified herein. This is a complete statement, along with any Exhibits, Schedules and Appendices attached hereto, of the terms and conditions of the Plan.

7.4	Other Plans. Nothing contained herein shall limit the Company or the Committee’s power to grant bonuses to the Officers of the Company, whether or not Participants in this Plan.
7.5
Limitations. Neither the establishment of the Plan nor the grant of an award hereunder shall be deemed to constitute an express or implied contract of employment for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any Participant with or without cause at any time.

7.6
Unfunded Plan. This Plan is unfunded and is maintained by the Company in part to provide incentive compensation to the Participants. Nothing herein shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant.

ARTICLE VIII
Authority
8.1
Compensation and Human Resources Committee Authority. Except as otherwise expressly provided herein, full power and authority to interpret and administer this Plan shall be vested in the Compensation and Human Resources Committee. The Committee may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any Participant under the Plan. Any decision taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be final, conclusive and binding upon all Participants and any person claiming under or through them.

ARTICLE IX
Notice
9.1	Any notice to be given pursuant to the provisions of the Plan shall be in writing and directed to the appropriate recipient thereof at his/her business address or office location.
ARTICLE X
Effective Date
10.1	This Plan shall be effective as of January 1, 2006 subject to receipt of Shareholder approval.
ARTICLE XI
Amendments
11.1
Amendment. This Plan may be suspended or terminated at any time or amended in accordance with the terms and conditions hereof at the sole discretion of the Board of Directors upon the recommendation of the Committee. Any action which suspends the bonus accruals for more than twelve months shall be deemed a termination of the Plan.

11.2
Protected Benefits. No amendment, suspension or termination of the Plan shall be effective to eliminate or diminish the entitlement of a Participant to any award for an applicable year, unless such amendment, suspension or termination has been made and dated within ninety (90) days of the beginning of such Fiscal Year.

11.3	Notice. Notice of any amendment, suspension or termination shall be given promptly to each Participant.
ARTICLE XII
Applicable Law
12.1
This Plan shall be construed in accordance with the laws of the State of Wisconsin without reference to conflict of law principles thereof and to the extent not preempted by Federal law. Portions of this Plan are intended to be a deferred compensation plan that complies with Code Section 409A, and the Plan shall be construed and interpreted in a manner that will cause any payment hereunder that is not exempt from Code Section 409A to meet the requirements thereof such that no additional tax will be due under Code Section 409A on such payment.

Exhibit A
Calculation of the Cost of Capital
Inputs Variables

Risk Free Rate =	Average Daily closing yield on U.S. Government 30 Year. Bonds or similar long-term instruments if a U.S. Government 30 Year Bond yield is not available.
Market Risk Premium, Beta, Target Long-Term Debt/Capital Ratio, Cost of Debt Capital and Long-term Marginal Tax Rate are to be evaluated periodically in conjunction with any other such plan variables by the Committee within ninety (90) days of the beginning of each Fiscal Year.
Formula
Cost of Equity Capital = Risk Free Rate + (Beta x Market Risk Premium)

Weighted Average Cost of Capital =	[Cost of Equity Capital x (1 - Debt/Capital Ratio) + [Cost of Debt x (Debt/Capital Ratio) x (1 - Marginal Tax Rate)